Exhibit 10.2

SHARED SERVICES AGREEMENT

[●], 2021

This SHARED SERVICES AGREEMENT (the “Agreement”) effective as of the date first written above (the “Effective Date”), is by and between FGI Industries, Inc. (“Service Provider”) and Foremost Home Industries, Inc. (“Service Recipient”).

BACKGROUND

WHEREAS, Service Recipient desires to contract with Service Provider for the provision of the Services, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent covenants hereinafter set forth, the parties agree as follows:

Effective Date AGREEMENT

1.	Definitions. As used herein, the following terms shall have the following definitions:

“Headcount Ratio” shall mean the total full-time and part-time employees of Service Recipient divided by the total full-time and part-time employees of Service Provider.

“Services” shall mean the service or services set forth on Exhibit A attached hereto.

“Service Fee” shall mean, except as identified on the attached Exhibit A, the Total Service Cost multiplied by the Headcount Ratio,payable by the Service Recipient to Service Provider for the provision of the Services.

“Territory” shall mean theUnited States of America.

“Total Service Cost” shall mean the total financial expenses incurred by Service Provider for the provision of Services both to its own full-time and part-time employees in addition to those of Service Recipient, as assessed by Service Provider on a fiscal quarterly basisin accordance with all applicable U.S. GAAP accounting standards.

2.	Description of the Services. Service Provider will provide to Service Recipient all of the Services set forth on Exhibit A (as such exhibit may be amended or supplemented from time to time) as mutually agreed. Notwithstanding the contents of Exhibit A, Service Provider agrees to respond in good faith to any reasonable request by Service Recipient for access to any additional services that are necessary for the operation of the business of Service Recipient and which are not currently contemplated by Exhibit A, at a price to be agreed upon after good faith negotiations between the parties. Any additional services provided shall be subject to the terms and conditions of this Agreement. Service Provider shall have the right to utilize affiliated or third-party subcontractors to provide all or part of any Service hereunder.

3.	Obligations of Service Provider; Disclaimer. Service Provider will provide qualified personnel who are experienced in rendering the Services and maintain adequate staffing levels to provide Service Recipient with the continual prompt delivery of the Services. Service Provider will carry out the Services in a professional, competent and timely manner. Service Recipient acknowledges and agrees that this Agreement does not create a fiduciary relationship, partnership, joint venture or relationships of trust or agency between the parties and that all Services are provided by Service Provider as an independent contractor. For such time as any employees or independent contractors of Service Provider are providing the Services to Service Recipient under this Agreement, (a) such employees will remain employees of Service Provider and shall not be deemed to be employees or independent contractors of Service Recipient for any purpose, and (b) Service Provider shall be solely responsible for the payment and provision of all wages, fees, bonuses and commissions, employee benefits, including severance and worker's compensation, and the withholding and payment of applicable taxes relating to such employment or provision of contractor services.

4.	Obligations of Service Recipient; Access. Service Recipient shall provide Service Provider with access to its facilities, books, records and related documents and instructions required by Service Provider to perform the Services. Service Recipient shall pay the Service Fee to Service Provider in accordance with the terms of the Agreement. Service Provider agrees that all of its employees and subcontractors, when on the property of Service Recipient or when given access to any equipment, computer, software, network or files owned or controlled by Service Recipient, shall conform to the policies and procedures of Service Recipient concerning health, safety confidentiality and security which are made known to Service Provider in advance in writing.

5.	Ownership of Intangible Property. As between the parties, all right, title, and interest in the intangibles used in the provision of the Services shall at all times remain the sole and exclusive property of Service Provider.

6.	Term and Termination of Agreement.

(a)	This Agreement shall have an initial term of one year from the Effective Date and shall be renewed automatically thereafter for successive one-year periods, unless either party elects not to renew this Agreement upon not less than 60 days written notice prior to the end of any such term or otherwise terminates this Agreement pursuant to Section 6(b) of this Agreement.

(b)	Either party may terminate any Service or terminate this Agreement in its entirety at any time for any reason by sending written notice to the other party at least 120 days in advance of the intended date of termination.

7.	Payment Terms.

(a)	Service Fee: As consideration for provision of the Services, Service Recipient shall pay to Service Provider the Service Fee for each Service as specified on the attached Exhibit A. In addition to such amount, in the event that Service Provider incurs reasonable and documented out-of-pocket expenses in the provision of any Service on behalf of Service Recipient, excluding payments made to employees, independent contractors, officers or directors of Service Provider, Service Recipient shall reimburse Service Provider for all such out-of-pocket expenses. Service Fees include but are not limited to: direct labor costs such as salaries and benefits; indirect overhead such as indirect labor, facilities, depreciation, travel, and other costs incurred in regard to the provision of the Services, as mutually agreed by the parties. Service Fees shall exclude income taxes, interest expense and other related financing charges, government subsidies and other similar amounts. Any costs for which Service Provider seeks reimbursement are subject to production of appropriate receipts by Service Provider and/or verification by Service Recipient.

(b)	Timing of payments: Service Provider will invoice Service Recipient the actual Service Fee up to 30 days after the end of each fiscal quarter. Payment is due 60 days after the invoice date.

(c)	Provider’s records: Service Provider is committed to keeping good records of services or work performed relating to the Services, as well as cost and expenses incurred, and will provide them to Service Recipient upon request.

(d)	Price adjustment clause:

If any taxing authority that has jurisdiction makes or proposes to make any assessment or reassessment to one of the parties to the Agreement with respect to income tax or any other tax based on the fact that the intercompany service charge is greater or less than an arm’s length charge, then the intercompany service charge should be augmented retroactively, in respect of the period assessed.

If the Services performed by Service Provider change significantly in the future, Service Provider and Service Recipient may agree to adjust the Services Fee.

(e)	Taxes: Service Recipient shall be responsible for all sales or use taxes imposed or assessed as a result of the provision of Services by Service Provider.

(f)	Right of Offset: Service Provider shall have the right to offset any amounts owed (or to become due and owing) to Service Provider by Service Recipient under this Agreement, against any amounts owed (or to become due and owing) by Service Provider to the Service Recipient, whether under this Agreement or otherwise.

8.	Miscellaneous.

(a)	Accounting. The budgeted intercompany service charge allocated to Service Recipient based on the pricing set forth on Exhibit A attached hereto will be recorded in the internal books and records of Service Provider and Service Recipient on a monthly basis. The budgeted intercompany service charge will be adjusted to actual within 30 days of each calendar year end.

(b)	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Any action or dispute arising out of, based upon or related to this Agreement may only be instituted in the federal courts of the United States of America located in the State of Delaware or, if such courts lack jurisdiction, in the courts of the State of Delaware located in the City of Wilmington and County of New Castle, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such action or dispute. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any action or dispute brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action or dispute in such courts and irrevocably waive and agree not to plead or claim in any such court that any such action or dispute brought in any such court has been brought in an inconvenient forum. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION OR DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(c)	Confidentiality. Any information obtained by either party in the course of this Agreement is confidential and proprietary of the disclosing party and shall not be disclosed by the receiving party, except as required by law. No parties to this Agreement shall disclose the terms of this Agreement to any third party without the consent of the other parties, except as required by law or the rules and regulations of the U.S. Securities and Exchange Commission or any stock exchange or national market system upon which a party’s securities are listed.

(d)	Indemnities. Service Recipient shall defend, indemnify and hold Service Provider harmless from and against any damages, liabilities, costs and expenses arising out of the Services provided by Service Provider.

(e)	Assignability. No party shall assign this Agreement without the prior written consent of the other party.

(f)	Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall use their best efforts to find and employ alternative means to achieve the same or substantially the same result as that contemplated by such term or other provision.

(g)	Notice. All notices, reports, invoices and other communications between the parties shall be in writing and sent to the respective parties at the address indicated by each such party to the other parties to this Agreement.

(h)	Amendment. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

(i)	Counterparts. This Agreement may be executed by electronic signature and in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.

(j)	No Third-Party Beneficiaries. The parties agree that the provisions of this Agreement are intended exclusively for the benefit of Service Provider and Service Recipient. Nothing in this Agreement shall be construed as giving any other person or entity any right, remedy or claim under or in respect of this Agreement or any provision hereof.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

FOREMOST HOME INDUSTRIES, INC.

Name:
Title:

FGI INDUSTRIES, INC.

Name:
Title:

[Signature Page to Shared Services Agreement]

EXHIBIT A

SERVICES

	Description of Service	Service Fees	Location
1.	Warehouse Space Services	Fixed annual fee of $500,000.00 plus a variable fee of 4% of gross product sales for products stored by Service Recipient in the U.S. Warehouse Space.	Warehouse located at 906 Murray Road, East Hanover, N.J. 07936

2.	IT System Services	See Section 1, Definitions.	All applicable locations where Service Recipient full-time and part-time employees are located.

3.	HR Services (including, but not limited to the provision of payroll, retirement benefits and insurance administration services)	See Section 1, Definitions.	All applicable locations where Service Recipient full-time and part-time employees are located.

4.	Office Administration Services (including, but not limited to, the provision of space, utilities, and general administrative services)	See Section 1, Definitions.	Office located at 906 Murray Road, East Hanover, N.J. 07936

5.	Supply Chain Services (including, but not limited to, the provision of inventory management and order processing services)	See Section 1, Definitions.	All applicable locations where Service Recipient full-time and part-time employees are located.